Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 8, 2019

Relating to Preliminary Prospectus dated October 28, 2019

Registration No. 333-234174

89bio, Inc.

Explanatory Note: This Free Writing Prospectus is being filed to make certain amendments to the Free Writing Prospectus filed by 89bio, Inc. on November 7, 2019.

On November 3, 2019, Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network (“Deloitte”), informed 89bio, Inc. (the “Company”) that it had failed to previously identify an independence issue arising from certain bookkeeping services performed by a Deloitte affiliate in Lithuania for the Company’s Lithuanian subsidiary. Deloitte’s performance of these services caused Deloitte to violate the auditor independence rules of the Securities and Exchange Commission (the “SEC”). The total amount of fees received by the foreign Deloitte affiliate from the Company was approximately $2,800 in 2018 and $7,900 for the six months ended June 30, 2019. For the following reasons, the Audit Committee of the Board of Directors of the Company and Deloitte have each concluded that the provision of these services did not impair Deloitte’s objectivity and impartiality with respect to Deloitte’s audit of the Company’s financial statements included in the preliminary prospectus referenced above:

•

In planning and performing the audit of the Company, the Deloitte audit team determined that appropriate audit procedures relating to the transactions that were bookkept by the Deloitte Lithuanian affiliate were executed on the basis of data and supporting documentation maintained by the Company’s financial management in Israel. Such transactions were based on instructions from and supervision by the Company’s financial management in Israel with respect to the bookkeeping of such entries.

•

The impermissible bookkeeping services performed by the Deloitte Lithuanian affiliate were routine or mechanical in nature and required little or no professional judgment. In addition, the Audit Committee of the Board of Directors of the Company concluded that the services constituted minimal activity between the Company and its Lithuanian subsidiary.

•

The Deloitte audit team had no interaction with the Deloitte Lithuanian affiliate in the conduct of their audit or reviews, was not aware of the impermissible bookkeeping services until after the completion of their audits and reviews of the financial statements included in the initial Registration Statement, and was not involved in the provision of the impermissible bookkeeping services. No audit services were provided for the Company by the Deloitte Lithuanian affiliate.

•	The impermissible bookkeeping services performed by the Deloitte Lithuanian affiliate have been terminated.

89bio, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents 89bio, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, or by telephone at (800) 294-1322, or by email at dg.prospectus_requests@baml.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, or by telephone at (800) 808-7525, ext. 6132, or by email at syndicate@svbleerink.com; or RBC Capital Markets, LLC, Attention: Equity Syndicate Department, 200 Vesey Street, 8th Floor, New York, New York 10281, or by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com.

1